FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 768-6898

EAST WEST BANCORP REPORTS RECORD EARNINGS
OF $42.1 MILLION FOR FIRST QUARTER 2007

Pasadena, CA - April 16, 2007 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for the first quarter 2007. Fully diluted earnings per share for the first quarter increased 24% to a record $0.68 from $0.55 in the prior year period.

“East West ended the first quarter of 2007 as another record breaking quarter. We earned our highest ever quarterly net income of $42.1 million and quarterly diluted EPS of $0.68 per share,” stated Dominic Ng, Chairman, President and Chief Executive Officer of East West. “I believe that East West stands out among its peers with our consistent profitability, high quality earnings and strong growth. During the first quarter of 2007, East West performed well throughout all areas and our financial ratios prove this. Our net interest margin for the quarter climbed to 3.95%, an increase of 14 basis points from 3.81% in the prior quarter. Additionally, return on equity was a solid 16.48% and our efficiency ratio was an impressive 35.57%.”

First Quarter Summary

•	Record diluted earnings per share of $0.68, up 24% from first quarter 2006
•	Record net income of $42.1 million, up 31% from first quarter 2006
•	Record net interest income of $98.6 million, up 19% from first quarter 2006
•	Net interest margin of 3.95%
•	Return on equity of 16.48%
•	Total nonperforming assets were 0.15% of total assets
•	Net loan chargeoffs of $156 thousand

Financial Summary

First quarter net income was a record $42.1 million, up 31% from $32.1 million reported in the prior year period. Diluted earnings per share for the first quarter rose to a record $0.68, up 24% from $0.55 in the prior year period. Return on average equity for the quarter totaled 16.48%, while return on average assets for the quarter totaled 1.57%. Pretax income for the first quarter totaled $68.8 million, a 33% or $17.0 million increase over the year ago figure. The increase in earnings in the first quarter of 2007 was primarily driven by higher net interest income.

Management Guidance

The Company provided updated guidance for the full year 2007. Based on the performance of the first quarter and the expectations for the rest of 2007, management estimates that fully diluted earnings per share for the full year of 2007 will range from $2.56 to $2.60, or an increase of 9% to 11% from 2006 and an increase of 3% from the previously announced range of $2.48 to $2.52.

The 2007 EPS guidance is based on the following assumptions:

•	Annual organic loan growth of 12% to 15%
•	Annual deposit growth of 8% to 10%
•	Annual increase in noninterest expense of 12% to 13%
•	Efficiency ratio between 38% and 39%
•	Effective tax rate of approximately 39%
•	A stable interest rate environment and a net interest margin between 3.95% and 4.00%
•	$300.0 million in loan securitizations each quarter
•	No provision for loan losses for the full year 2007 is expected

Balance Sheet Summary

At March 31, 2007, total assets were $10.7 billion compared to $10.8 billion at December 31, 2006. Gross loans at March 31, 2007 totaled $8.0 billion compared to $8.3 billion at year-end 2006. Excluding the impact of a $396 million on-balance sheet multifamily loan securitization during the quarter, organic loan growth was $155 million, or 8% annualized.

Average earning assets for the first quarter of 2007 equaled $10.1 billion, 25% higher than the first quarter of 2006. The growth in average earning assets was driven by a 16% or $1.1 billion increase in average loans to $8.2 billion and a 97% or $811 million increase in investment securities, as a result of on-balance sheet securitizations. The yield on average earning assets for the quarter was 7.47%, an increase of 57 basis points from the year ago quarter and an increase of 18 basis points from the previous quarter. The yield on average loans receivable for the quarter was 7.84%, an increase of 63 basis points from the year ago quarter and an increase of 11 basis points from the previous quarter.

Total deposits at March 31, 2007 were $7.3 billion, a 5% annualized increase over total deposits of $7.2 billion at December 31, 2006. Core deposits at March 31, 2007 totaled $3.5 billion or a 5% annualized increase over year-end 2006.

Average total deposits for the first quarter grew to $7.1 billion, or 14% above the figure for the prior year period, while average core deposits totaled $3.3 billion, or 12% greater than the year ago figure. The growth in average deposits is a result of substantial increases in average time deposits of 16% or $525.9 million and money market deposits of 28% or $288.3 million. The average cost of deposits for the first quarter of 2007 was 3.37%, an 83 basis point increase from the year ago quarter and an 10 basis point increase from the previous quarter. The average cost of funds for the first quarter equaled 3.70%, an 84 basis point increase from the prior year and a 4 basis point increase from the prior quarter.

First Quarter Operating Results

Net interest income for the first quarter increased to a record $98.6 million, 19% or $15.6 million greater than the first quarter of 2006 and 1% or $1.2 million greater on a sequential quarter basis. The net interest margin for the quarter of 3.95% reflected a decrease of 23 basis points from the year ago margin and an increase of 14 basis points from the previous quarter margin. The increase in margin as compared to the previous quarter was driven primarily by the increase in yield of our interest earning assets. The yield of our interest earning assets has increased due to the upward repricing of our loan portfolio and the replacement of lower yielding investment securities with higher yielding mortgage backed securities resulting from our on-balance sheet securitizations.

East West did not book a provision for loan losses in the first quarter of 2007. In comparison, East West provided $3.3 million for provision for loan losses during the first quarter of 2006 and recaptured $2.0 million in the fourth quarter of 2006. We did not record a provision for loan losses in the first quarter due to the continuing strength of our asset quality. Additionally, the $396 million of multifamily loans that were securitized no longer required an allowance and this was only partially replaced with the $155 million in organic loan growth during the quarter.

Noninterest income for the first quarter totaled $12.5 million, 41% or $3.6 million higher than the first quarter of 2006 and 35% or $3.2 million greater than the fourth quarter of 2006. During the quarter, we recorded a $1.3 million gain on the sale of real estate owned. This property was commercial real estate with a carrying value of $2.8 million we had foreclosed on in 2006. Core noninterest income, excluding the impact of gain on sales of investment securities and real estate owned, totaled $9.6 million during the quarter, 36% or $2.6 million higher than the prior year figure and 15% or $1.3 million higher than the sequential quarter. The increase in core noninterest income from both the prior year and the prior quarter is largely due to increased branch fees, income from secondary market activities due to the sale of SBA loans, and mortgage servicing fees, which are included in ancillary loan fees.

Noninterest expense totaled $42.3 million for the first quarter of 2007, 15% or $5.5 million higher than a year ago and 5% or $2.3 million lower than the previous quarter. The increase from prior year was due to higher compensation from the expansion the Bank has experienced. The decrease from the prior quarter was largely due to a decrease in other operating expenses by $3.2 million, primarily due to decreases in professional fees, deposit related expense and advertising costs. Management currently expects operating expenses for the full year 2007 to increase approximately 12% to 13% from the full year 2006, resulting in an efficiency ratio of 38% to 39% for the full year 2007.

East West generated a 35.57% efficiency ratio for the first quarter of 2007, compared to 36.73% a year ago. The effective tax rate for the first quarter was 38.80% compared to 38.10% in the prior year period. Management anticipates an effective tax rate for the full year 2007 to be approximately 39%.

Asset Quality

Overall, credit quality remained very strong. Total nonperforming assets improved to $15.6 million or 0.15% of total assets at March 31, 2007, from $19.9 million, or 0.18% of total assets at December 31, 2006. We continue to experience historically low levels of nonperforming assets and little or no loss in almost every segment of our business. Nonaccrual loans at March 31, 2007 were $15.0 million or 0.19% of total loans, compared to $17.1 million or 0.21% of total loans, at December 31, 2006.

For the first quarter of 2007, East West had net chargeoffs of $156 thousand or an annualized 0.01% of average loans. This compares to net recoveries of $46 thousand, or an annualized 0.00% of average loans for the first quarter of 2006 and net recoveries of $875 thousand or an annualized 0.04% of average loans for the fourth quarter of 2006.

The allowance for loan losses at March 31, 2007 was $76.0 million or 0.95% of total loans and 508% of nonaccrual loans, compared to $78.2 million or 0.95% of total loans and 457% of nonaccrual loans at December 31, 2006. At March 31, 2007, the allowance for unfunded loan commitments and off-balance sheet credit exposures increased to $14.3 million, compared to $12.2 million at December 31, 2006. The allowance for unfunded loan commitments and off-balance sheet credit exposures is included in accrued expenses and other liabilities on the balance sheet.

Capitalization

East West continues to remain well capitalized under all regulatory guidelines. At March 31, 2007, our Tier I risk-based capital ratio was 9.85%, total risk-based capital ratio was 11.31% and Tier I leverage ratio was 8.58%. During the first quarter, we issued $20.0 million in junior subordinated debt securities through a pooled trust preferred offering, which qualifies for Tier I capital. Additionally, during the quarter, we announced that the Board of Directors authorized stock repurchases of up to $80.0 million of the Company’s stock. As of March 31, 2007, East West had $50.3 million of repurchase authorization remaining. Total stockholders’ equity as of March 31, 2007 was $1.0 billion, representing a book value of $17.04 per share.

About East West

East West Bancorp is a publicly owned company, with $10.7 billion in assets, whose stock is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles with 60 branch locations. East West Bank serves the community with 58 branch locations across Southern and Northern California and a branch location in Houston, Texas. East West Bank has two international locations in Greater China, including a full-service branch in Hong Kong and a Beijing Representative Office in China. For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	March 31,	December 31,	%
	2007	2006	Change
Assets
Cash and cash equivalents	$146,977	$192,559	(24)
Securities purchased under resale agreements	200,000	100,000	100
Investment securities available-for-sale	1,680,465	1,647,080	2
Loans receivable (net of allowance for loan losses
of $75,970 and $78,201)	7,943,982	8,182,172	(3)
Premiums on deposits acquired, net	18,851	20,383	(8)
Goodwill	244,263	244,259	0
Other assets	419,437	437,258	(4)
Total assets	$10,653,975	$10,823,711	(2)

Liabilities and Stockholders' Equity
Deposits	$7,320,269	$7,235,042	1
Fed funds purchased	106,500	151,000	(29)
Federal Home Loan Bank advances	866,858	1,136,866	(24)
Securities sold under repurchase agreements	975,000	975,000	0
Notes payable	13,799	11,379	21
Accrued expenses and other liabilities	128,207	111,011	15
Long-term debt	204,642	184,023	11
Total liabilities	9,615,275	9,804,321	(2)
Stockholders' equity	1,038,700	1,019,390	2
Total liabilities and stockholders' equity	$10,653,975	$10,823,711	(2)
Book value per share	$17.04	$16.59	3
Number of shares at period end	60,956	61,431	(1)

Ending Balances	March 31,	December 31,	%
	2007	2006	Change
Loans receivable
Real estate - single family	$388,633	$365,407	6
Real estate - multifamily	1,184,731	1,584,674	(25)
Real estate - commercial	3,723,495	3,766,634	(1)
Real estate - construction	1,262,164	1,154,339	9
Commercial	1,004,623	960,375	5
Trade finance	301,482	271,795	11
Consumer	159,594	162,008	(1)
Total gross loans receivable	8,024,722	8,265,232	(3)
Unearned fees, premiums and discounts	(4,770)	(4,859)	(2)
Allowance for loan losses	(75,970)	(78,201)	(3)
Net loans receivable	$7,943,982	$8,182,172	(3)

Deposits
Noninterest-bearing demand	$1,316,176	$1,353,734	(3)
Interest-bearing checking	404,608	450,201	(10)
Money market	1,415,342	1,280,651	11
Savings	361,396	372,546	(3)
Total core deposits	3,497,522	3,457,132	1
Time deposits less than $100,000	967,040	1,012,401	(4)
Time deposits $100,000 or greater	2,855,707	2,765,509	3
Total time deposits	3,822,747	3,777,910	1
Total deposits	$7,320,269	$7,235,042	1

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended March 31,		%
	2007	2006	Change

Interest and dividend income	$186,177	$137,302	36
Interest expense	(87,574)	(54,254)	61
Net interest income before provision for loan losses	98,603	83,048	19
Provision for loan losses	-	(3,333)	(100)
Net interest income after provision for loan losses	98,603	79,715	24
Noninterest income	12,495	8,858	41
Noninterest expense	(42,318)	(36,791)	15
Income before provision for income taxes	68,780	51,782	33
Income taxes	(26,684)	(19,731)	35
Net income	$42,096	$32,051	31
Net income per share, basic	$0.69	$0.56	23
Net income per share, diluted	$0.68	$0.55	24
Shares used to compute per share net income:
- Basic	60,649	56,807	7
- Diluted	61,700	58,293	6

	Quarter Ended March 31,		%
	2007	2006	Change
Noninterest income:
Branch fees	$3,427	$2,539	35
Letters of credit fees and commissions	2,353	2,172	8
Net gain on sales of investment securities available-for-sale	1,528	1,716	(11)
Gain on sale of real estate owned	1,344	88	1,427
Ancillary loan fees	1,280	779	64
Income from secondary market activities	938	139	575
Other operating income	1,625	1,425	14
Total noninterest income	$12,495	$8,858	41

Noninterest expense:
Compensation and employee benefits	$20,782	$16,169	29
Occupancy and equipment expense	5,881	4,777	23
Amortization of premiums on deposits acquired	1,532	1,765	(13)
Amortization of investments in affordable
housing partnerships	1,268	1,265	0
Data processing	982	760	29
Deposit insurance premiums and regulatory assessments	347	316	10
Other operating expense	11,526	11,739	(2)
Total noninterest expense	$42,318	$36,791	15

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

Average Balances	Quarter Ended March 31,		%
	2007	2006	Change
Loans receivable
Real estate - single family	$379,300	$565,054	(33)
Real estate - multifamily	1,411,528	1,314,616	7
Real estate - commercial	3,735,513	3,369,088	11
Real estate - construction	1,197,985	692,535	73
Commercial	998,849	723,416	38
Trade finance	294,141	214,153	37
Consumer	160,062	199,943	(20)
Total loans receivable	8,177,378	7,078,805	16
Investment securities available-for-sale	1,649,189	838,142	97
Earning assets	10,116,300	8,067,012	25
Total assets	10,759,034	8,568,248	26

Deposits
Noninterest-bearing demand	$1,244,697	$1,178,752	6
Interest-bearing checking	415,759	438,484	(5)
Money market	1,315,539	1,027,211	28
Savings	364,592	337,329	8
Total core deposits	3,340,587	2,981,776	12
Time deposits less than $100,000	991,517	993,794	(0)
Time deposits $100,000 or greater	2,761,135	2,232,937	24
Total time deposits	3,752,652	3,226,731	16
Total deposits	7,093,239	6,208,507	14
Interest-bearing liabilities	8,349,439	6,511,849	28
Stockholders' equity	1,021,705	766,854	33

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

Selected Ratios	Quarter Ended March 31,		%
	2007	2006	Change
For The Period
Return on average assets	1.57%	1.50%	5
Return on average equity	16.48%	16.72%	(1)
Interest rate spread (3)	3.22%	3.52%	(9)
Net interest margin (3)	3.95%	4.18%	(6)
Yield on earning assets (3)	7.47%	6.90%	8
Cost of deposits	3.37%	2.54%	33
Cost of funds	3.70%	2.86%	29
Noninterest expense/average assets (1)	1.47%	1.58%	(7)
Efficiency ratio (1)	35.57%	36.73%	(3)
Net chargeoffs to average loans (2)	0.01%	0.00%	100
Gross loan chargeoffs	$191	$1	19,000
Loan recoveries	(35)	(47)	(26)
Net loan chargeoffs (recoveries)	$156	$(46)	(439)

Period End
Tier 1 risk-based capital ratio	9.85%	9.26%	6
Total risk-based capital ratio	11.31%	11.27%	0
Tier 1 leverage capital ratio	8.58%	8.96%	(4)
Nonperforming assets to total assets	0.15%	0.15%	0
Nonaccrual loans to total loans	0.19%	0.14%	36
Allowance for loan losses to total loans	0.95%	0.99%	(4)
Allowance for loan losses and unfunded loan
commitments to total loans	1.12%	1.14%	(2)
Allowance for loan losses to nonaccrual loans	508.09%	687.05%	(26)

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships.
(2) Annualized.
(3) Yields on certain securities have been adjusted upward to a "fully taxable equivalent" basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollar in thousands)
(unaudited)

	Quarter Ended March 31,
	2007			2006
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)
	(Dollars in Thousands)
ASSETS
Interest-earning assets:
Short-term investments	$7,710	$100	5.26%	$11,071	$123	4.51%
Securities purchased under resale agreements	195,574	3,786	7.85%	78,889	1,347	6.92%
Investment securities
Taxable	1,640,374	22,779	5.63%	830,649	9,162	4.47%
Tax-exempt (2)	8,815	165	7.49%	7,493	73	3.90%
Loans receivable	8,177,378	158,163	7.84%	7,078,805	125,871	7.21%
FHLB and FRB stocks	86,449	1,228	5.76%	60,105	747	5.04%
Total interest-earning assets	10,116,300	186,221	7.47%	8,067,012	137,323	6.90%

Noninterest-earning assets:
Cash and due from banks	147,486			142,453
Allowance for loan losses	(78,190)			(70,429)
Other assets	573,438			429,212
Total assets	$10,759,034			$8,568,248

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	415,759	1,722	1.68%	438,484	1,326	1.23%
Money market accounts	1,315,539	13,575	4.18%	1,027,211	7,834	3.09%
Savings deposits	364,592	624	0.69%	337,329	337	0.41%
Time deposits <100k	991,517	9,551	3.91%	993,794	7,836	3.20%
Time deposits >100k	2,761,135	33,490	4.92%	2,232,937	21,556	3.92%
Federal funds purchased	148,185	1,970	5.39%	102,014	1,119	4.45%
FHLB advances	1,193,231	14,866	5.05%	896,830	8,708	3.94%
Securities sold under resale agreements	975,000	8,394	3.49%	325,000	2,877	3.59%
Long-term debt	184,481	3,382	7.43%	158,250	2,661	6.82%
Total interest-bearing liabilities	8,349,439	87,574	4.25%	6,511,849	54,254	3.38%

Noninterest-bearing liabilities:
Demand deposits	1,244,697			1,178,752
Other liabilities	143,193			110,793
Stockholders' equity	1,021,705			766,854
Total liabilities and stockholders' equity	$10,759,034			$8,568,248

Interest rate spread			3.22%			3.52%

Net interest income and net yield
on interest-earning assets (2)		$98,647	3.95%		$83,069	4.18%

(1) Annualized
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.